Exhibit 99.1

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On January 18, 2012, the merger contemplated by an Agreement and Plan of Merger and Reorganization, dated as of September 19, 2011, as amended, by and among Jazz Pharmaceuticals, Inc. (“JPI”), Azur Pharma Public Limited Company and certain other parties was consummated. In connection with and prior to the merger, Azur Pharma Public Limited Company was re-named Jazz Pharmaceuticals Public Limited Company (“Jazz Pharmaceuticals plc”). In the merger, a wholly-owned subsidiary of Azur Pharma merged with and into JPI, with JPI surviving as a wholly-owned subsidiary of Jazz Pharmaceuticals plc. All references herein to “Azur Pharma” refer to Jazz Pharmaceuticals plc prior to the completion of the merger, and all references herein to the “Company” refer to Jazz Pharmaceuticals plc as of and following the completion of the merger.

The following unaudited pro forma condensed combined financial statements give effect to the merger of a wholly-owned subsidiary of the Company with and into JPI in a transaction accounted for as a reverse acquisition, with JPI being deemed the acquiring company for accounting purposes.

The unaudited pro forma condensed combined balance sheet as of December 31, 2011 and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2011 presented herein are based on the historical financial statements of JPI and Azur Pharma after giving effect to the merger and the assumptions and adjustments described in the accompanying notes to these unaudited pro forma condensed combined financial statements.

In the merger, all outstanding shares of JPI’s common stock were canceled and converted into the right to receive, on a one-for-one basis, the Company’s ordinary shares. Because the former stockholders of JPI owned 78% of the Company’s outstanding ordinary shares immediately following the closing of the merger on January 18, 2012 and the directors and management of JPI retained a majority of board seats and key positions in the management of the Company, JPI is considered to be the acquiring company for accounting purposes, and the transaction is accounted for as a reverse acquisition under the acquisition method of accounting for business combinations. Accordingly, the acquisition consideration for accounting purposes consists of the Company’s ordinary shares held by the historic Azur Pharma shareholders immediately following the completion of the merger. Assets and liabilities of Azur Pharma will be measured at fair value and added to the assets and liabilities of JPI, and the historical results of operations of JPI will be reflected in the results of operations of the Company following the merger.

The unaudited pro forma condensed combined balance sheet as of December 31, 2011 gives effect to the merger as if it occurred on December 31, 2011, and combines the historical balance sheets of JPI and Azur Pharma as of December 31, 2011. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2011 is presented as if the merger was consummated on January 1, 2011, and combines the historical results of JPI and Azur Pharma for the year ended December 31, 2011.

The JPI balance sheet and statement of income information as of and for the year ended December 31, 2011 was derived from its audited consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011, filed by the Company with the SEC on behalf of and as successor to JPI (Commission File No. 001-33500) (the “JPI 10-K”). The Azur Pharma balance sheet and statement of income information as of and for the year ended December 31, 2011 was derived from its audited consolidated financial statements included in the separate Annual Report on Form 10-K for the year ended December 31, 2011 filed by the Company with the SEC (Commission File No. 333-177528) (the “Azur Pharma 10-K”).

The Company has not completed a full, detailed valuation analysis necessary to determine the fair values of Azur Pharma’s identifiable assets acquired and liabilities assumed. However, a preliminary valuation analysis was performed as of December 31, 2011, the date on which the merger is deemed to occur for the purposes of the pro forma balance sheet, related to marketed products rights, in-process research and development, inventories, and purchased product rights liabilities. Accordingly, the unaudited pro forma condensed combined financial statements include only preliminary estimates. The amounts of assets acquired and liabilities assumed that will be used in acquisition accounting will be based on their respective fair values as determined at the time of closing on January 18, 2012, and may differ significantly from these preliminary estimates.

The number of the Company’s ordinary shares used to calculate the value of the acquisition consideration is based on the respective outstanding equity capitalization of JPI and Azur Pharma as of the acquisition closing date, specifically, as of immediately prior to the closing on January 18, 2012, and the fair value of the Company’s ordinary shares used in these unaudited pro forma condensed combined financial statements equals the closing per-share market price of JPI’s common stock on January 17, 2012.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the acquisition. The unaudited pro forma condensed combined financial data do not include any future integration costs. The unaudited pro forma condensed combined statement of income also does not include inventory fair value adjustments related to acquisition accounting since it does not have a continuing impact on the Company’s results of operations. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had JPI and Azur Pharma been a combined company during the specified periods. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of JPI as of and for the year ended December 31, 2011 included in the JPI 10-K and the historical consolidated financial statements of Azur Pharma as of and for the year ended December 31, 2011 included in the Azur Pharma 10-K.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2011

(in thousands)

	JPI	Azur Pharma	Pro Forma Adjustments	Notes		Jazz Pharmaceuticals plc Unaudited Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$82,076	$80,348	$—			$162,424
Marketable securities	75,822	—	—			75,822
Accounts receivable, net	34,374	17,040	(306)	(A	)	51,108
Inventories	3,909	5,804	(30)	(B	)	19,809
			10,126	(C	)
Prepaid expenses	1,690	1,970	—			3,660
Other current assets	1,260	2,723	—			3,983

Total current assets	199,131	107,885	9,790			316,806
Property and equipment, net	1,557	378	—			1,935
Intangible assets, net	14,585	44,314	(44,314)	(D	)	340,585
			326,000	(E	)
Goodwill	38,213	—	197,627	(F	)	235,840
Other long-term assets	87	—	—			87

Total assets	$253,573	$152,577	$489,103			$895,253

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,129	$2,297	$—			$7,426
Accrued liabilities	34,783	36,617	1,396	(B	)	88,542
			15,976	(G	)
			(306)	(A	)
			76	(H	)
Purchased product rights liability	4,500	11,891	—			16,391
Liability under government settlement	7,320	—	—			7,320
Deferred revenue	1,138	1,767	(1,767)	(B	)	1,138

Total current liabilities	52,870	52,572	15,375			120,817
Deferred revenue, non-current	7,915	—	—			7,915
Other non-current liabilities	—	—	1,269	(H	)	1,269
Shareholders’ equity:
Ordinary shares	4	4	(3)	(P	)	5
Non-voting euro deferred shares	—	55	—			55
Capital redemption reserve	—	468	3	(P	)	471
Additional paid-in capital	542,697	84,714	(84,714)	(I	)	1,118,634
			575,937	(J	)
Accumulated other comprehensive loss	(31)	—	—			(31)
Retained earnings (accumulated deficit)	(349,882)	14,764	(14,764)	(I	)	(353,882)
			(4,000)	(G	)

Total shareholders’ equity	192,788	100,005	472,459			765,252

Total liabilities and shareholders’ equity	$253,573	$152,577	$489,103			$895,253

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Income

For the year ended December 31, 2011

(in thousands, except per share amounts)

	JPI	Azur Pharma	Pro Forma Adjustments	Notes		Jazz Pharmaceuticals plc Unaudited Pro Forma Combined
Revenues:
Product sales, net	$266,518	$94,243	$—			$360,761
Royalties and contract revenues	5,759	—	—			5,759

Total revenues	272,277	94,243	—			366,520
Operating expenses:
Cost of product sales (excluding amortization of acquired developed technology and intangible asset impairment)	13,942	15,172	—			29,114
Selling, general and administrative	108,936	47,472	(14,126)	(K	)	142,206
			(76)	(L	)
Research and development	14,120	6,789	—			20,909
Intangible asset amortization	7,448	11,946	38,065	(M	)	45,513
			(11,946)	(D	)

Total operating expenses	144,446	81,379	11,917			237,742

Income from operations	127,831	12,864	(11,917)			128,778
Interest income and other, net	75	9,467	(9,430)	(N	)	112
Interest expense	(1,675)	(468)	—			(2,143)
Loss on extinguishment of debt	(1,247)	—	—			(1,247)

Income before provision for income tax expense	124,984	21,863	(21,347)			125,500
Provision for income tax expense	—	1,251	(1,251)	(O	)	—

Net income	$124,984	$20,612	$(20,096)			$125,500

Net income per ordinary share:
Basic	$3.01	$0.49				$2.33
Diluted	$2.67	$0.49				$2.12
Weighted-average ordinary shares used in computing net income per share:
Basic	41,499	41,667				53,859
Diluted	46,798	41,667				59,158

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

On January 18, 2012, the merger (the “merger”) contemplated by an Agreement and Plan of Merger and Reorganization dated as of September 19, 2011, as amended (the “merger agreement”), by and among Jazz Pharmaceuticals, Inc. (“JPI”), Azur Pharma Public Limited Company and certain other parties was consummated. In connection with and prior to the merger, Azur Pharma Public Limited Company was re-named Jazz Pharmaceuticals Public Limited Company (“Jazz Pharmaceuticals plc”). In the merger, a wholly-owned subsidiary of Azur Pharma merged with and into JPI, with JPI surviving as a wholly-owned subsidiary of Jazz Pharmaceuticals plc. All references in these notes to “Azur Pharma” refer to Jazz Pharmaceuticals plc prior to the completion of the merger, and all references in these notes to the “Company” refer to Jazz Pharmaceuticals plc as of and following the completion of the merger.

Prior to the effective time of the merger, Azur Pharma reorganized its capital structure (the “reorganization”). The reorganization consisted of a series of corporate actions as a result of which, among other things, Azur Pharma became a public limited company and was renamed Jazz Pharmaceuticals plc, and the number of ordinary shares of Azur Pharma held by the historic Azur Pharma shareholders was reduced such that, after giving effect to the issuance of the Company’s ordinary shares to the former JPI stockholders in the merger, the historic shareholders of Azur Pharma would own slightly over 20% of the fully-diluted capitalization of the Company, as calculated and adjusted in accordance with schedule 1 of the merger agreement.

At the effective time of the merger, among other things, (i) each share of JPI’s common stock then issued and outstanding was canceled and automatically converted into and became one ordinary share of the Company and (ii) each outstanding option, warrant or another equity award of JPI was converted into an option, warrant or another equity award of the Company that had substantially the same terms and conditions, including the number of shares and the exercise price, as were applicable before the effective time of the merger. Immediately following the consummation of the merger, the former stockholders of JPI owned 78% of the Company’s outstanding ordinary shares.

As of the effective time of the merger, the directors of the Company were the directors of JPI immediately prior to the effective time of the merger, plus Seamus Mulligan, Azur Pharma’s former Chairman and Chief Executive Officer.

Because the former stockholders of JPI owned 78% of the Company’s outstanding ordinary shares immediately following the closing of the merger, and the directors and management of JPI retained a majority of board seats and key positions in the management of the Company, JPI is deemed to be the acquiring company for accounting purposes, and the merger is accounted for as a reverse acquisition under the acquisition method of accounting for business combinations. Accordingly, the assets and liabilities of Azur Pharma will be measured at fair value and added to the assets and liabilities of JPI, and the historical results of operations of JPI will be reflected in the results of operations of the Company following the merger.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, based on the historical financial statements of JPI and Azur Pharma, with JPI being the accounting acquirer. Certain reclassifications have been made to the historical financial statements of Azur Pharma to conform to the financial statement presentation to be adopted by the combined company. These adjustments are related to the presentation of accounts receivable and accrued liabilities. All such adjustments and reclassifications have been included in Pro Forma Adjustments in the Unaudited Pro Forma Condensed Combined Balance Sheet and Unaudited Pro Forma Condensed Combined Statement of Income.

The total acquisition consideration (for accounting purposes) is equal to the market value of the Company’s ordinary shares that were held by the historic Azur Pharma shareholders immediately following the closing of the merger. For purposes of these unaudited pro forma combined condensed financial statements, the value of the acquisition consideration was based on the number of ordinary shares of the Company that were held by the historic Azur Pharma shareholders on January 18, 2012, and the market value of JPI’s common stock on January 17, 2012 ($46.64) since the closing of the transaction on January 18, 2012 occurred prior to the opening of regular trading on January 18, 2012. Total acquisition consideration as of January 17, 2012 was $576,464,000. Total acquisition consideration net of cash of $80,348,000 as of January 17, 2012 was $496,116,000.

Under the acquisition method of accounting, identifiable assets and liabilities of Azur Pharma, including identifiable intangible assets, will be recorded based on their estimated fair values as of the effective time of the merger on January 18, 2012. Goodwill is calculated as the difference between the estimated acquisition consideration and fair values of identifiable net assets acquired.

The estimated acquisition consideration and the preliminary allocation of the estimated acquisition consideration are, in part, based upon a preliminary management valuation, as described below, and the Company’s estimates and assumptions which are subject to change.

Cash and cash equivalents, and other tangible assets and liabilities: Tangible assets and liabilities were valued at their respective carrying amounts, except for adjustments to inventories and accrued liabilities. Management believes that these amounts approximate their current fair values.

Inventories: Inventories acquired include raw materials and finished goods. Fair value of finished goods has been determined based on the estimated selling price, net of selling costs and a margin on the selling costs. Fair value of raw materials has been estimated to equal the replacement cost.

Identifiable intangible assets and liabilities: Identifiable intangible assets and liabilities acquired include currently marketed products, in-process research and development, and above market lease obligation. The fair value of intangible assets is based on management’s preliminary valuation. Estimated useful lives (where relevant for the purposes of these unaudited pro forma financial statements) are based on the time periods during which the intangibles are expected to result in incremental cash flows.

•

Currently marketed products: Currently marketed products’ intangible assets reflect the estimated value of Azur Pharma’s rights to the currently marketed products. The fair value of currently marketed products was determined using an income approach. The income approach explicitly recognizes that the fair value of an asset is premised upon the expected receipt of future economic benefits such as earnings and cash inflows based on current sales projections and estimated direct costs for each product line. Indications of value are developed by discounting these benefits to their present worth at a discount rate that reflects the current return requirements of the market. The fair value of currently marketed products will be capitalized as of the acquisition date and subsequently amortized over the estimated remaining life of the products ranging from 2 to 16 years.

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In-process research and development: In-process research and development represents incomplete research and development projects at Azur Pharma. Management estimated that $7.0 million of the acquisition consideration represents the fair value of acquired in-process research and development. The fair value of in-process research and development was determined using the income approach, including the application of probability factors related to the likelihood of success of the respective products reaching final development and commercialization. It also took into consideration information and certain program-related documents and forecasts prepared by management. The fair value of in-process research and development will be capitalized as of the acquisition date and subsequently accounted for as an indefinite-lived intangible asset until completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the completion of the acquisition, these assets will not be amortized into earnings; instead, these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired in-process research and development project, determination as to the useful life of the asset will be made. The asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would begin over the estimated useful life of the asset.

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Above market lease obligation: Azur Pharma entered into a lease for office space in Dublin, Ireland, and the contract rate for the office lease exceeds the current market rate. The fair value of the obligation represents the difference between the current market rate and the contract rate over the length of the lease, discounted to its present value at a rate that reflects yield rates for office properties in Dublin, Ireland. The fair value of the liability will be recorded as of the acquisition date and amortized on a straight-line basis as a reduction in rent expense over the remaining lease period.

Goodwill: Goodwill represents the excess of the preliminary acquisition consideration over the estimated fair values of net assets acquired. Goodwill will not be amortized but will be tested for impairment at least annually or whenever certain indicators of impairment are present. In the future, if it is determined that goodwill is impaired, an impairment charge would be recorded at that time.

Deferred consideration for acquisition of product rights: Deferred consideration represents future payments to a third party from whom Azur Pharma licensed product rights. These amounts are due in 2012. The fair value of the deferred consideration was established based on the required cash payments, discounted to their present value at a rate that reflects the cost of BBB-rated debt securities with a one year repayment period.

Deferred tax assets and liabilities: Deferred tax assets and liabilities arise from acquisition accounting adjustments where book values of certain assets and liabilities differ from their tax bases. Deferred tax assets and liabilities are recorded at the currently enacted rates which will be in effect at the time when the temporary differences are expected to reverse in the country where the underlying assets and liabilities are located (U.S. or Ireland). All of Azur Pharma’s intangible assets were located in Bermuda, which does not have income taxes; accordingly, no deferred tax liabilities were recorded related to the intangible assets.

Pre-acquisition contingencies: The Company has not currently identified any pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available to management prior to the end of the measurement period (no longer than 12 months after the closing of the merger), which would indicate that a liability is probable and the amount can be reasonably estimated, such items will be reflected in the acquisition accounting.

The preliminary determination of the fair value of the acquired net assets, assuming the merger had closed on December 31, 2011, is as follows (in thousands):

Amount
Cash and cash equivalents	$80,348
Accounts receivable	16,734
Inventories	15,900
Prepaid assets	1,970
Other current assets	2,723
Property, plant and equipment	378
Accounts payable and accrued expenses	(51,980)
Purchased product rights liability	(11,891)

Total tangible assets acquired and liabilities assumed	54,182

Intangible assets and liabilities:
Currently marketed products	319,000
In-process research and development	7,000
Above market lease obligation	(1,345)
Goodwill	197,627

Total intangible assets acquired	522,282

Total pro forma net assets acquired	$576,464

The final determination of the fair value of the identifiable net assets acquired may change significantly from these preliminary estimates. The actual acquisition accounting of the merger will be based on the fair value of the acquisition consideration and the fair values of Azur Pharma’s assets and liabilities as of the effective time on January 18, 2012.

2. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated acquisition consideration and to adjust amounts related to Azur Pharma’s tangible and intangible assets and liabilities to a preliminary estimate of their fair values.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

A.	To reclassify Azur Pharma’s balances to conform to JPI’s presentation.

B.	To reverse deferred revenue and deferred costs and accrue liability for expected chargebacks in connection with sales to a wholesaler of Azur Pharma product for which revenue was deferred in Azur Pharma’s consolidated financial statements as of December 31, 2011.

C.	To reflect the estimated fair value of inventory acquired as of December 31, 2011.

D.	To eliminate Azur Pharma’s existing intangible assets balance prior to acquisition and related amortization expense for the year ended December 31, 2011.

E.	To record estimated fair value of identifiable intangible assets acquired.

F.	To record goodwill from JPI’s acquisition (for accounting purposes) of Azur Pharma.

G.	To record JPI’s and Azur Pharma’s respective estimated transaction costs payable assuming the merger closed on December 31, 2011. JPI’s transaction costs are included in accumulated deficit and accrued liabilities as of December 31, 2011. Azur Pharma’s transaction costs are included in assumed liabilities as of December 31, 2011, as these transaction costs would have been expensed by Azur Pharma prior to closing of the merger.

H.	To record the fair value of the above market lease obligation, current and non-current.

I.	To record the elimination of Azur Pharma’s additional paid-in capital and retained earnings upon the closing of the merger.

J.	To record the fair value of the Company’s ordinary shares upon closing of the merger.

K.	To eliminate transaction costs recorded in the statement of income for the year ended December 31, 2011.

L.	To record amortization of above market lease obligation on a straight-line basis over the remaining lease term.

M.	To record amortization expense for identifiable intangible assets.

N.	To reverse from the income statement changes in the fair value of the ratchet shares liability.

O.	To adjust income tax provision as if JPI and Azur Pharma had been a combined company during the proforma period.

P.	To record the reduction in the ordinary share capital of Azur Pharma prior to the merger, corresponding increase in the capital redemption reserve pursuant to Irish law and exchange of JPI’s common stock for Azur Pharma’s ordinary shares.

3. Non-recurring Transaction Costs

JPI and Azur Pharma have incurred and the Company will continue to incur certain non-recurring transaction expenses which are currently estimated to be $30.1 million. JPI’s and Azur Pharma’s non-recurring transaction expenses incurred during the year ended December 31, 2011 were $14.1 million and are reflected as an adjustment to reduce selling, general and administrative expenses in the pro forma condensed combined statement of income for the year ended December 31, 2011, as they are non-recurring and directly attributable to the acquisition. Estimated expenses that were not accrued on December 31, 2011 because they were contingent on consummation of the merger or had not been incurred as of December 31, 2011 total $16.0 million and are reflected in the pro forma condensed combined balance sheet as of December 31, 2011 as an adjustment to accrued liabilities (see Note 2, Pro Forma Adjustments above), but are not reflected in the pro forma condensed combined statement of income for the year ended December 31, 2011, as they are not expected to have a continuing impact on operations.